As filed with the Securities and Exchange Commission on July 16, 2002
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                (AMENDMENT NO. 2)

     FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
              12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                              PHARMACIA CORPORATION
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                 43-0420020
         (State of Incorporation)           (I.R.S. Employer Identification No.)

100 Route 206 North, Peapack, New Jersey                    07977
         (Address of principal executive offices)         (Zip Code)

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
If this form relates to the registration of a class of    If this form relates to the registration of a class of
 securities pursuant to Section 12(b) of the Exchange      securities pursuant to Section 12(g) of the Exchange
 Act and is effective pursuant to General Instruction      Act and is effective pursuant to General Instruction
       A.(c), please check the following box. [X]                A.(d), please check the following box. [ ]

Securities Act registration statement file number to                    _______________________________
                 which this relates:                                             (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

                    Title of Each Class                                   Name of Each Exchange on Which
                    to be so Registered                                   Each Class is to be Registered
                    -------------------                                   ------------------------------

              Preferred Share Purchase Rights                              New York Stock Exchange, Inc.

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Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                          ----------------------------
                                (Title of Class)


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This Form 8-A/A amends and supplements the Form 8-A filed by Pharmacia
Corporation, a Delaware Corporation (formerly Monsanto Company) (the "Company"), with the Securities and Exchange Commission on December 30, 1999, with respect to Preferred Share Purchase Rights (the "Original Form 8-A") and the Form 8-A/A filed by the Company with the Securities and Exchange Commission on March 21, 2001 (the "Amended Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the Original Form 8-A.


Item 1.  Description of Registrant's Securities to be Registered.

Item 1 of the Amended Form 8-A is amended and supplemented by adding the following:

In connection with the expected execution of the Agreement and Plan of Merger, dated July 13, 2002, among Pfizer Inc. ("Pfizer"), Pilsner Acquisition Sub
Corp. and the Company (the "Merger Agreement"), the Company and Mellon Investor Services LLC, as Rights Agent, entered into Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 12, 2002 (the "Amendment"), which amended the Amended and Restated Rights Agreement, dated as of February 20, 2001 (as amended, the "Rights Agreement"), between the Company and the Rights Agent by providing that Pfizer is exempt from the definition of "Acquiring Person" contained in the Rights Agreement and that no "Shares Acquisition Date" or "Distribution Date" will occur as a result of the approval, execution, delivery or performance of the Merger Agreement, the consummation of the merger as contemplated by the Merger Agreement, the consummation of any other transactions contemplated in the Merger Agreement, including the purchase of the Company common stock thereunder, or the public announcement of any of the foregoing.

The Amendment is attached hereto as an exhibit and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.


Item 2:  Exhibits.

Item 2 of the Amended Form 8-A is amended as follows:


Exhibit No.       Description
-----------       -----------
4.5               Amendment No. 1 to the Amended and Restated Rights Plan,
                  dated as of July 13, 2002, between Pharmacia Corporation and Mellon Investor Services LLC.



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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          PHARMACIA CORPORATION



Date: July 16, 2002                           /s/ Don W. Schmitz
                                          -------------------------
                                                 Don W. Schmitz
                                          Title: Vice President and Secretary



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                                  EXHIBIT INDEX

Exhibit           Description
-------           -----------
4.5               Amendment No. 1 to the Amended and Restated Rights Plan,
                  dated as of July 13, 2002, between Pharmacia Corporation and Mellon Investor Services LLC.



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